2004 Annual Report   |   Discovery Through Teamwork

Bill Barrett Corporation applies its expertise and strong balance sheet to its extensive property base to generate shareholder value by pursuing an aggressive exploration strategy to profitably find and develop natural gas in the Rockies. We approach our business with four core values:

INTEGRITY in the way we conduct our business, respect the environment, and analyze our opportunities

GROWTH in production, reserves, and our share price

TEAMWORK in the way we manage our business and work with our partners

ALLEGIANCE to our investors, employees, suppliers, and the communities in which we operate

Cover Photo: Wind River formation outcrop and drilling rig in the Wind River Basin

*CAGR: Compounded Annual Growth Rate

Summary Operating and Financial Information

	2002	2003	2004
Proved Reserves and Acreage

Natural Gas, Bcf	101.8	180.9	257.8
Oil, MMBbls	2.9	3.9	5.7
Natural Gas Equivalents, Bcfe(1)	119.1	204.2	292.3
Percent Developed	75%	63%	61%
Percent Natural Gas	85%	89%	88%
Pre-Tax PV-10, millions	$179	$521	$593
Net Undeveloped Acreage (rounded)	160,000	667,000	971,000

Production

Average Daily Production, MMcfe	23.6	50.1	86.6
Percent Natural Gas	97%	89%	91%

Average Realized Prices

Natural Gas Prices, net of hedges, $/Mcf	$2.39	$4.03	$5.10
Oil Prices, net of hedges, $/Bbl	$25.39	$28.85	$39.49

Operating Statistics

Reserve Replacement	N/A	565%	378%
Capital Expenditures and Acquisitions, millions	$167	$186	$347
Producing Wells, gross/net	208/160	540/343	743/553
Wells Drilled, gross/net	7/6	180/154	287/259

Financial Data, $/Mcfe

Production Revenue	$2.44	$4.12	$5.23
Lease Operating Expenses and Gathering and Transportation	$0.37	$0.66	$0.65
Production Taxes	$0.31	$0.54	$0.63
General & Administrative, excluding non-cash stock-based compensation	$0.84	$0.78	$0.57
Depletion, Depreciation, and Amortization	$1.40	$1.68	$2.15
Discretionary Cash Flow(2)	$0.98	$2.09	$3.23

(1)	One Barrel of oil is the energy equivalent of six Mcf of natural gas

(2)	Non-GAAP Measure, see “Glossary”

2004 Annual Report

1

Executive management routinely reviews projects with team members

Letter to Shareholders

In your hands is our first annual report as a public company, representing both our hard work over the past three years and a benchmark for our future performance. Having been involved with the formation of several public companies, our team has experienced firsthand the value of access to the public capital markets to a company with an aggressive growth strategy like ours. Our experience is that going public is the best way to access the long-term capital needed to grow an exploration and production company.

Our initial public offering effort consumed much of 2004 for many of our employees, and we are proud of what they accomplished. Teamwork starts at the top at Bill Barrett Corporation. President Fred Barrett, Chief Operating Officer Frank Keller, and Chief Financial Officer Tom Tyree helped build our operations to critical mass and provided the guidance needed for the complex undertaking of going public and managing a public company. Bob Howard, Executive Vice President — Finance and Investor Relations; Francis Barron, Senior Vice President — General Counsel; and Dominic Bazile, Senior Vice President — Operations, were all instrumental in managing our growth and achieving our performance objectives, while ensuring a smooth transition from a private to a publicly-held corporation. The year saw us increase production by 73%, reserves by 43%, and discretionary cash flow by 168%. As a result, we enjoyed a strong reception by Wall Street with an IPO deemed highly successful by several measures. Investors’ positive reaction to the Company suggests that many people find our strategy compelling. Our focus is on exploration and development in the Rocky Mountains, the only gas producing province in the country expected to show meaningful production growth over the next 20 years. We estimate that as much as 85% of the recoverable natural gas in the Rockies has not yet been tapped, and in an industry constantly developing new technologies, even more reserves could ultimately become recoverable.

     Projected Natural Gas production-Lower 48 States

Bill Barrett Corporation

2

Executive Management Team: Tom Tyree, Bill Barrett, Frank Keller, and Fred Barrett

Further defining our strategy is our experience and willingness to explore for new reserves. This exploration strategy, combined with a land inventory of nearly a million net acres, positions us very well to help our industry meet the demand for natural gas in our country, which is expected to grow approximately 60% over the next 20 years.

Much of the future exploration in the Rockies will be for unconventional resources, such as basin-centered tight gas sands (e.g., our Piceance, Uinta, Big Horn, and Wind River Basin project areas), coal-bed methane (e.g., our Powder River Basin project area), biogenic gas (e.g., our Tri-State project area), and fractured shales (e.g., our Paradox Basin project area). Upwards of 70% of our current project inventory targets unconventional gas. These are repeatable plays with long reserve lives, relatively low risk, and the potential for substantial reserves. The emergence of unconventional gas in the Rockies is a factor of growing importance to our country’s energy future, and it coincides with the development of technologies making that resource recovery possible.

We still explore for conventional reserves, utilizing advanced technologies such as 3-D seismic surveys that we interpret to show large potential structures in projects such as our West Tavaputs development in the Uinta Basin, as well as deeper opportunities in our Cave Gulch and Waltman areas in the Wind River Basin. Rigless completions, the ability to simultaneously complete multiple zones, and the application of horizontal drilling technology have all helped the Company to maximize resource recovery while increasing efficiency and managing costs in a rising cost environment.

Expansion of the Rockies’ pipeline network and other infrastructure development has reduced certain marketing risks that confronted the industry in the past. New takeaway capacity built during the last two years has limited the historically large price differential between Rockies gas and NYMEX (which was almost always to the detriment of Rockies producers) by providing the pipeline capacity to consistently deliver more gas to markets outside the Rocky Mountain region. We have further reduced price risk through hedging more than 40% of our production to help deliver more predictable cash flows.

We have improved our property base by pursuing lands in areas that strengthen existing positions and by simply beating the competition in leasing in new prospective areas. Our aggressive lease acquisitions over the past three years have allowed us to avoid some of the increased prices all operators are seeing for acreage today in the Rockies. As a result, the current value of our property position far exceeds our cost basis in these properties. More importantly, we have identified over six years of future development drilling locations on these lands. From an exploration standpoint, these positions give us the potential for plays that will carry the Company even further into the future.

2004 Annual Report

3

Fred Barrett and other members of the management team ring the opening bell at the New York Stock Exchange

Photo: New York Stock Exchange

For 2005, we have budgeted $276 million in capital expenditures to explore and develop our property base. Above and beyond this investment, we have developed a joint exploration strategy whereby we seek to enter into joint exploration agreements, which include joint drilling obligations, with high-quality, exploration-oriented industry partners. The primary objective of this strategy is to increase our exposure to potential reserves and production, while recouping a portion of our initial investment through the partial sale of our interests in certain exploration projects. In connection with these anticipated joint exploration agreements, we expect to sell approximately 30% to 60% of our working interest, depending on the project. We plan to use the proceeds from these ventures to expand our exploration activities beyond those contemplated in our current capital expenditure budget. This is a strategy we have successfully applied through the years to help us meet our objective of longterm, sustainable growth.

High commodity prices have caused increased costs in oil field services, reflected primarily in the pricing and availability of rigs and crews. We have leveraged our large capital program, our strong financial position, and our supplier relationships to create economies of scale with our service providers in an effort to mitigate some of the cost increases. These are the things we do to stay competitive in a high-demand/high-cost environment for field services.

How do we know when we are being successful? We have shown we can grow reserves, production, and cash flow year after year. Since early 2002, we have increased our reserves 80% on a compound annual basis, our production 66%, and our discretionary cash flow 119%. But the growth potential of our business is only part of the reason I came out of retirement to lead this Company. We have a lot of help around here from a group of highly experienced oil and gas professionals. From a management and cultural perspective, our employees share the vision of working together to create a premier E&P company in the Rockies. Teamwork, knowledge, and experience are powerful forces in an organization, especially when fueled by an entrepreneurial mindset that is both creative and competitive. It is a privilege to work with the exceptional group of employees we have here at Bill Barrett Corporation.

Rarely have we ever encountered such a confluence of circumstances that make this business so invigorating today: extensive geologic opportunity, strong commodity prices, new technologies, and access to capital. On behalf of all of us at Bill Barrett Corporation, I assure you we will do our best to take advantage of these opportunities.

Sincerely,

William J. Barrett
Chief Executive Officer and Chairman of the Board
March 18, 2005

Bill Barrett Corporation

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Rocky Mountain Front Range, Colorado

Areas of Operation

Bill Barrett Corporation is an exploration and production company focused on finding natural gas throughout the Rocky Mountains of the United States. In the three years since its formation, the Company has built an extensive multi-year drilling inventory with nearly one million net undeveloped acres (as of year-end 2004) leased across eight Rocky Mountain states.

Led by a senior management team with nearly 300 years of collective experience, the Company is leveraging its exploration and operational expertise to grow reserves and production through the drillbit.

The Company assembles multiple high-impact, high-return exploration plays heavily weighted toward unconventional projects

Detailed project maps available at www.billbarrettcorp.com

5	2004 Annual Report

Roughnecks racking pipe during a bit-trip in the Uinta Basin	Deep drilling rig in the Wind River Basin

Proved Reserves by Basin as of December 31, 2004
Area	Bcfe	%

Piceance Basin	89	30%
Uinta Basin	49	17%
Wind River Basin	83	28%
Powder River Basin	40	14%
Williston Basin	31	11%
—
Total proved reserves	292	100%

Production by Basin for December 2004
Area	MMcfe/d	%

Piceance Basin	6	7%
Uinta Basin	17	19%
Wind River Basin	41	45%
Powder River Basin	21	23%
Williston Basin	6	6%

Total production	91	100%

such as basin-centered/tight gas sand plays, coalbed methane (CBM), biogenic gas, and fractured shales, as well as conventional concepts such as structural/stratigraphic plays. Though focused on natural gas, the Company will capitalize on opportunities in oil when geology and market conditions merit.

Acreage Inventory as of December 31, 2004
	Undeveloped Acres
Area	Gross	Net

Wind River Basin	388,172	165,946
Williston Basin	179,259	113,403
Uinta Basin	134,036	96,672
Paradox Basin	15,160	10,004
D-J Basin[1]	367,426	346,022
Powder River Basin	96,717	59,587
Piceance Basin	12,812	10,031
Green River Basin	13,297	7,977
Big Horn Basin	192,799	145,442
Other Rockies	51,838	16,002

Total acreage	1,451,516	971,086

(1) Subsequent to December 31, 2004, the Company entered into a joint exploration agreement which included the sale of a 50% interest in its D-J Basin project. As of March 1, 2005, the Company owned 173,011 net undeveloped acres in that project area.

The Company has budgeted $276 million for capital expenditures in 2005. This capital expenditure budget includes drilling and recompletion activity in development areas, drilling activity in exploratory areas, additional leasing, installation of facilities and infrastructure, geologic and geophysical activities, and other corporate expenditures. More than 85% of the 2005 capital expenditure budget is slated for activities in the Piceance, Uinta, and Wind River Basins.

The exploration and development discussion on the following pages details key Company efforts for 2005.

Bill Barrett Corporation	6

Heliportable 3-D seismic equipment being used in a seismic survey conducted in the Uinta Basin

Piceance Basin

The Company purchased the Gibson Gulch property in September of 2004 for approximately $137 million. The acquisition included 46 Bcfe of estimated proved reserves. It also marked a return to the Piceance Basin in northwest Colorado, a region where several members of Bill Barrett Corporation staff worked through the 1980s and 1990s with considerable success at Barrett Resources Corporation.

By the end of 2004, Gibson Gulch was generating 7% of the Company’s total daily production. In addition to the acquisition cost, the Company spent $14.5 million in Gibson Gulch during 2004, approximately $7 million of which was allocated to non-operated wells; the remainder was spent on recompletion work, leasing, and compression upgrades. The Gibson Gulch property contains 30% of the Company’s 2004 year-end reserves. Company activities are focused on the eastern side of a continuous 25-mile trend of basin-centered gas trapped in the tight sandstones of the Mesaverde formation.

The Company has allocated $120 million to drill 95 wells and recomplete 12 wells in the Piceance Basin in 2005. Year-round operations are permitted within the Gibson Gulch area. Current drilling on the Company’s Piceance Basin acreage is on 20-acre well density, but the Company has received approval for 10-acre density throughout its acreage position. Plans for 2005 include a 25 square mile 3-D seismic survey and several test wells to help Company geoscientists evaluate those areas in the Piceance where economic quantities of gas are recoverable on 10-acre density. If the test wells are successful, that 10-acre density could equate to over 1,000 additional gross drilling locations. The Company’s working interest in the majority of the wells planned for drilling in 2005 is approximately 99%.

Uinta Basin

The Uinta Basin, in northeast Utah, presents both development and exploration potential for the Company. Bill Barrett Corporation owns 5,811 net developed acres and has 19 net producing wells in the basin. The Company’s undeveloped acreage, at March 1, 2005, consists of 258,422 net acres, including 161,750 acres subject to drill-to-earn agreements. The Company booked 49 Bcfe of estimated proved reserves at the end of 2004, which represents 17% of year-end reserves. The Uinta Basin produced 19% of our December production or 17 MMcfe per day.

The Company spent $47 million in the basin in 2004 for a 3-D seismic survey, infrastructure upgrades, and to drill ten wells. Two

7	2004 Annual Report

Laying seismic cable in the Uinta Basin	Drilling rig in the Uinta Basin

of the wells were successfully completed and six are awaiting completion in the spring of 2005 following the end of winter stipulations imposed by the Bureau of Land Management. The ninth well, located in the Brundage Canyon field, has been abandoned pending further evaluation of a 3-D seismic survey and assessment of the optimal completion technology for the tight gas sandstone encountered in the well.

We are encouraged by the presence of several large structural and stratigraphic features identified through our 86 square mile 3-D seismic survey shot this past summer in the West Tavaputs area northeast of Price, Utah. This data, combined with our successful drilling efforts, make this area the focus of our 2005 capital budget for the Uinta Basin. We plan to spend $52 million in West Tavaputs to drill 17 wells, complete the six wells drilled in 2004, recomplete four wells, and finish the upgrades and extensions to the gathering system. We are also planning a deep exploratory well to test one of the features identified on the 3-D seismic survey.

To the southeast of West Tavaputs, we were successful in drilling and completing our tenth and final drilling commitment well in Hill Creek field, where we have a 60% net revenue interest. This well has produced more than 1 Bcfe in about four months. We are evaluating our option to participate in 50% of our partner’s interest in nine additional wells in a second phase of activity at Hill Creek field.

The Company plans to acquire 21 square miles of 3-D seismic data in an extension from Hill Creek that we call Tumbleweed. A separate 3-D survey on a second Hill Creek extension prospect called Cedar Camp has been completed and is being processed. The seismic data helped define the location for a deep Cedar Camp well drilled in early 2005 targeting the Wingate and Dakota formations. Results from this well are expected in the second quarter of 2005. A second well targeting the same formations is being drilled in the second quarter of 2005.

The final component of our 2005 program for the Uinta Basin stems from a development agreement the Company signed with an industry partner and the Northern Ute Indians in May 2004. The agreement covers the Lake Canyon prospect, one of the largest unexplored acreage blocks in the entire Rocky Mountain region. Lake Canyon lies at a structural level similar to Natural Buttes field, a prolific basin-centered gas accumulation producing from the Mesaverde and Wasatch formations located in the eastern part of the Uinta Basin. With nearly 158,470 net acres, the Lake Canyon block is bordered on its northern side by the giant Altamont/Bluebell field and on its eastern side by the Brundage Canyon field. Prior dealings with the Northern Ute tribe in Brundage Canyon helped serve as the basis of this new

Bill Barrett Corporation	8

Storage tanks, compressor and drilling rig in our Wind River Basin project area partnership with the Ute Tribe, which has the right to join in any well as a 25% working interest partner.

The Lake Canyon agreement gives the Company a 75% working interest (before considering the right of the Ute Tribe to participate) in the deep rights to explore for basin-centered Mesaverde tight gas sandstone and a 25% working interest down to a total depth of 6,200 feet to explore for oil in the Green River formation.

Efforts throughout the Uinta in 2005 include $66 million for drilling 23 new wells, completing six wells drilled in 2004, recompleting four wells, and acquiring 75 square miles of 3-D seismic in two surveys.

Wind River Basin

The Wind River Basin, located in central Wyoming, has been the Company workhorse the past three years. As of December 31, 2004, we had 134 net producing wells and more than 165,000 net undeveloped acres, providing us a large inventory of development and exploration locations. Like the Piceance, this is a basin where our Company geoscientists and operations personnel have decades of experience, and we have been able to grow production consistently here as we build prospects elsewhere.

Today, the basin remains our largest producing area with active infill and field extension development drilling programs as well as exploration opportunities in eight project areas.

Our net daily production from the Wind River Basin was 41 MMcfe per day in December 2004, accounting for 45% of the Company’s net daily production. Reserves of 83 Bcfe represent 28% of the Company’s year-end reserves. In 2004, the Company invested $96 million, drilling a total of 56 development wells at the Cave Gulch, Cooper Reservoir, and Wallace Creek fields. Infill and field extension efforts in Cooper Reservoir and Cave Gulch resulted in 37 successful wells out of 39 drilled. Efforts to extend production away from the main field area in Wallace were less successful, so we curtailed drilling there in order to re-examine potential development opportunities.

On the exploration front, the Company drilled 13 exploratory wells in the Wind River Basin in 2004. The Company has enjoyed some initial success in the Talon prospect, where we are currently producing gas and oil from one Lance well and four Fort Union wells.

Initial efforts to test the Tensleep formation in Waltman Arch were disappointing, leading us to record a dry hole expense of $7.9 million in the fourth quarter of 2004 on our initial test well. Because we believe issues with the well had more to do with

9	2004 Annual Report

Tracy Galloway, Senior Geologist, and Terry Barrett, VP Exploration, reference a Powder River Basin map at the Cat Creek prospect

perfecting completion techniques than with the actual geology, we will continue to explore options such as a joint exploration agreement to further facilitate development of this area. That was our approach to a 16,600 foot Lance formation test well in the East Madden field in an area called Hitchcock Draw, where we have drilled a deep exploratory well and set production casing with an industry partner. We expect completion results later in the second quarter of 2005.

The Company is allocating more than $55 million to drill 26 new wells and recomplete five wells in the Wind River Basin in 2005. This figure excludes proceeds and additional drilling expected from a joint exploration package we are circulating to industry partners to further evaluate five key projects along the Waltman Arch.

Powder River Basin

With 23% of the Company’s production for December 2004, the Powder River Basin, located in northeastern Wyoming, is Bill Barrett Corporation’s second highest producing area. Since acquiring its first acreage in the basin in 2002, the Company has grown production to 21 MMcfe per day in December 2004. We reported 40 Bcfe of reserves, or 14% of 2004 total reserves, in the Powder River Basin. As of December 31, 2004, we leased more than 16,000 net developed acres and approximately 60,000 net undeveloped acres in the basin. Our activity in the Powder River Basin is focused on two CBM targets, the Wyodak coal seam and the Big George coal seam, with several projects within each of these formations.

All of our production in the Powder River Basin is from CBM wells, a type of unconventional gas recovery characterized by lower risk, lower drilling costs, and lower production rates. All of the 206 CBM wells drilled in 2004 were successful, both from a production

Gary Marquiss, rancher, and Bill Mitchell, BBC
landman, shake hands over surface-use agreement

Photo: Rocky Mtn. Energy Reporter

Bill Barrett Corporation	10

Winter drilling in the Williston Basin

and economic standpoint. The Company had particularly good performance in the Palm Tree area in 2004, where we drilled 82 wells in the southern end of the Big George fairway. Of the remaining 124 wells drilled in the Powder River Basin, 88 were drilled in the Porcupine prospect targeting the Wyodak fairway east of the Big George fairway. The Wyodak fairway also is the site of the Company’s Tuit prospect, where we drilled 23 wells in 2004. The remaining 13 wells were drilled in the Big George fairway in the emerging Dead Horse and Cat Creek prospects. The Company has another prospect in the Big George fairway, Willow Creek, where it is considering some potential activity this year.

Challenges facing CBM development are the complex regulatory and permitting requirements and the treatment and disposal of water produced with the natural gas. Bill Barrett Corporation has several experts, each with more than a decade of CBM experience in the Powder River Basin, to manage these critical components of operations. Their efforts resulted in our Company procuring more than 300 permits to drill wells on federal acreage in 2004, enough to support 18 months of drilling.

Our 2005 budget for the Powder River Basin calls for capital spending of slightly over $16 million to drill 218 wells. Approximately $4 million in additional spending is planned to expand our production and gathering facilities and to strengthen the Company’s lease position.

Williston Basin

The Williston Basin, source of the majority of Bill Barrett Corporation’s oil production, contains approximately 11% of the Company’s year-end reserves. Bill Barrett Corporation owned 7,472 net developed acres and more than 113,000 net undeveloped acres in the Williston Basin as of December 31, 2004. The Company has both exploration and development projects targeting the Madison, Bakken, and Red River formations in the Williston, which covers portions of Montana, North Dakota and South Dakota. The Company spent $19.8 million in the Williston in 2004 to acquire additional acreage and drill nine horizontal oil wells, eight of which were successful. Five of the successful wells were Madison formation tests in North Dakota, all of which have been completed as producing oil wells with initial production rates ranging from 50 Bopd to 125 Bopd per well, with minimal initial decline.

In Montana in 2004, we drilled and completed four additional horizontal Madison wells, three of which were successful. In addition to the two successful Red Bank field wells, we drilled a successful horizontal Madison exploratory well in our Target area, just north of Red Bank. This success prompted the Company to budget an additional development well in Red Bank field and three development wells surrounding the Target field discovery

11	2004 Annual Report

Tri-State survey marker in the D-J Basin	Laying seismic recording cable

in 2005, where the Company controls 12 surrounding 640-acre sections with working interests ranging from 90-100%.

We are attempting to expand the Madison formation play into North Dakota with two prospective exploration trends, the Red Bank Extension (25,517 net acres) and Indian Hills (4,038 net acres). The Company plans to promote the drilling of exploratory wells in both areas, retaining operations and a 50% working interest. An additional Madison development well in the Rival trend within North Dakota also is planned.

Two exploratory wells targeting the Red River B formation are planned for 2005 in our Grand River area along the North and South Dakota border (17,356 net acres), and an additional exploratory well in the Bakken formation in our Red Water prospect of Montana (10,981 net acres). We will seek an industry partner for these projects, with Bill Barrett Corporation retaining operations and a 60% and 50% working interest, respectively. The Company has allocated $9.2 million in 2005 to drill six development wells in the Williston Basin. Proceeds from planned exploration agreements with industry partners will fund additional exploratory wells.

Denver-Julesburg Basin

Following nearly two years of work to assemble a massive lease block of 346,000 net acres in the basin, we entered into a 50/50 joint venture agreement with an industry partner to explore, drill, and develop the Tri-State area. Two exploratory wells targeting biogenic gas in the Niobrara formation, with locations selected using detailed seismic interpretation and evaluation, should be drilled and completed in the second quarter of 2005. The Company also plans to survey 525 linear miles of 2-D seismic and 180 square miles of 3-D seismic in the basin during 2005.

Green River Basin

The Green River Basin, located in southwestern Wyoming, is one of the most prolific gas-producing basins in the Rockies. Home to both the Pinedale Anticline and Jonah field, it is also one of the most competitive.

The Company started work in this basin in 2004, leasing undeveloped acreage and conducting various exploratory activities in Antelope Hollow. Our industry partner spud a deep exploratory well targeting the Dakota formation in February 2005. We expect preliminary results from the well sometime in late spring. We

Bill Barrett Corporation	12

Seismic source hole drilling	Seismic crewman

own a 40% working interest in the well and have allocated $2 million of our 2005 capital expenditure budget to drill this exploratory well.

Paradox Basin

The Paradox Basin is located in southwestern Colorado and southeastern Utah. Traditionally considered an oil-prone basin, 3-D seismic surveys and new drilling fluid technology have helped establish new gas play concepts in the basin.

Our current focus in the Paradox Basin is the Pine Ridge exploratory prospect, where we are just starting to explore for gas fields in stratigraphic traps. We held 1,960 net acres under lease at year-end 2004 and intend to build our acreage position in this play through additional leasing and acquisitions. We are continuing our work with the U.S. Forest Service and the Bureau of Land Management on permits for a 20 square mile 3-D seismic survey we have targeted for 2005.

In 2004, we acquired 8,044 net acres in the Yellow Jacket prospect. This prospect will target natural gas from a fractured shale reservoir at depths of 4,500 feet to 6,500 feet. Our capital expenditures for 2005 will be $0.8 million to lease more acreage.

Big Horn Basin

The Big Horn Basin, located in north central Wyoming, is the site of another emerging exploratory play for the Company. Like the Paradox Basin, the Big Horn Basin was traditionally considered an oil-prone basin. We feel there is considerable potential for both conventional stratigraphic and structural gas plays, as well as unconventional basin-centered gas plays, in the basin. At year-end 2004, we had leasehold interests in nearly 193,000 gross and over 145,000 net undeveloped acres in the Big Horn Basin.

13	2004 Annual Report

Bill Barrett Corporation has invested nearly $1 million to inventory and protect the cultural artifacts found in our West Tavaputs seismic project. By re-locating the canyon road, people can contemplate the famed Hunter Panel Petroglyph without having to worry about traffic or noise. Our investment also means archeologists and anthropologists now know more about the historic artifacts in this area than ever before.

Photos: Utah Trust Lands Administration-Normalee McMichael and Rick Shaw

Environmental Awareness and Community Involvement

The Rockies are world-renowned for their beauty and sense of place. The employees of Bill Barrett Corporation know that we are lucky to be living, working, and raising families in such a setting. With this privilege comes the responsibility to develop resources in a way that assures the Rockies remain a place of beauty for future generations.

The region’s role in the country’s energy future is considerable. The Rockies are projected to be the country’s biggest gas producing province over the next 20 years. Perhaps more importantly, production from the region is expected to grow rapidly during that time, meaning the Rockies represent the future for generating the energy required to keep the world’s strongest economy healthy. On a local level, we believe that efficiently growing our Company depends in part on our ability to promote understanding of the industry and the benefits responsible energy development brings to society. This helps us gain acceptance of our business practices in the communities in which we operate.

We know our business has environmental and economic impacts, as do all forms of energy development. But a typical gas well pad, which is four feet high and covers the area of a two car garage, provides the same amount of energy as would eight wind turbines, each over 200 feet high, spread across half a mile.

In many of the Rocky Mountain communities where we operate, oil and gas activity is the single biggest contributor to county budgets in the form of royalty and severance taxes. These contributions fund new roads, schools, and special recreation districts, while keeping taxes low for residents. Our activities also boost local economies through job creation, purchase of goods and services, and other local business activities. Our goal in our support of the communities hosting us is to contribute to those activities that help protect the quality of life unique to the Rockies. Our level of commitment to these communities is reflected by our support in many areas: the arts, high school athletics, youth 4-H and rodeo, education, environmental protection, cultural promotion, and historic preservation. Our employees and contractors live in these communities too, and healthy communities and healthy businesses go hand in hand.

Our Company has developed operational excellence by applying its expertise beyond merely drilling to include mitigation of environmental impacts throughout all phases of resource development. We work to reduce surface disturbance, to protect and, where feasible, even enhance wildlife habitat. We have led the development of best management practices to protect air and water resources, to reduce traffic and noise, and to prevent leaks and spills. Additional efforts include funding of

Bill Barrett Corporation	14

Bill Barrett urges members of Congress to pass comprehensive energy legislation	Producing gas well in the Piceance Basin

wildlife, cultural, and historical resource studies in areas in which we operate. Bill Barrett Corporation has developed a strong reputation for environmental protection. We work with federal, state, and local officials to comply with the strictest environmental regulations in the world. A standard project, for instance, must adhere to the National Environmental Policy Act, the Clean Air Act, the Clean Water Act, the Endangered Species Act, and the Resource Conservation and Recovery Act, in addition to state and local laws pertaining to natural resource development, zoning, transportation, water management, and more. These regulations often require suspension of operations for months at a time to accommodate wildlife. Our Stone Cabin 3-D seismic survey involved mitigation, consultation, and coordination with 12 Native American tribes, four state agencies, three federal agencies, 14 other organizations, and three county governments.

Technological innovation is another tool for reducing environmental impact. Horizontal and directional drilling allows several wells to be drilled from one well pad and 3-D seismic surveys reduce the number of wells drilled by increasing the likelihood of finding natural gas or oil. Multi-zone completion techniques help maximize resource recovery from a single well, while more efficient operations reduce emissions from natural gas that were traditionally vented during completion of a well.

Regulatory compliance is burdensome and increases the cost to find and produce oil and natural gas. But Bill Barrett Corporation is staffed and structured to manage the regulatory process, work with policy makers, and develop and share best management practices that protect the environment while providing new energy supplies essential to America’s economic prosperity and national security. Natural gas, after all, is the cleanest burning hydrocarbon. Perhaps the least known natural gas benefit is that it is the most efficient hydrocarbon energy source as well. In other words, a higher percentage of natural gas extracted from beneath the ground is converted to energy for our consumption than from any other hydrocarbon, which equates to less waste and more energy.

These efforts are hard to track to the bottom line but are immediately recognizable in bettering lives. We know being a good neighbor is good business.

15	2004 Annual Report

Board of Directors standing: Philippe Schreiber, Rich Aube, Henry Cornell, Mike Wiley, Bill Barrett, Fred Barrett, Roger Jarvis,
Frank Keller and Randy Stein. Seated: Jim Fitzgibbons and Jeffrey Harris

Board of Directors

William J. Barrett
Chairman and Chief Executive Officer
Bill Barrett Corporation

J. Frank Keller
Vice Chairman and Chief Operating Officer
Bill Barrett Corporation

Fredrick J. Barrett
President, Bill Barrett Corporation

Richard Aube
Partner, JPMorgan Partners, LLC

Henry Cornell
Managing Director, Goldman, Sachs & Co.

James M. Fitzgibbons
Retired Chairman of the Board, Davidson Cotton Company

Jeffrey A. Harris
Managing Director, Warburg Pincus LLC

Roger L. Jarvis
Chief Executive Officer, Spinnaker Exploration Company

Philippe S.E. Schreiber
Business Consultant and Attorney

Randy Stein
Tax and Business Consultant

Michael E. Wiley
Retired Chief Executive Officer, Baker Hughes Incorporated

Officers

William J. Barrett
Chief Executive Officer and Chairman of the Board

J. Frank Keller
Chief Operating Officer and Vice Chairman

Fredrick J. Barrett
President

Thomas B. Tyree, Jr.
Chief Financial Officer

Robert W. Howard
Executive Vice President – Finance and Investor Relations

Francis B. Barren
Senior Vice President – General Counsel and Secretary

Dominic J. Bazile II
Senior Vice President – Engineering and Operations

Terry R. Barrett
Vice President – Exploration, Northern Division

Lynn Boone Henry
Vice President – Reservoir Engineering

Kurt M. Reinecke
Vice President – Exploration, Southern Division

Wilfred R. Roux
Vice President – Geophysics

Huntington T. Walker
Vice President – Land

Duane J. Zavadil
Vice President – Government and Regulatory Affairs

Bill Barrett Corporation	16

Corporate Office
1099 Eighteenth Street, Suite 2300 Denver, Colorado 80202 Telephone: 303-293-9100 Fax: 303-291-0420 Internet: www.billbarrettcorp.com
NYSE: BBG

Investor Relations
Bob Howard, Executive VP—Finance and Investor Relations
Jim Felton, Manager—Investor Relations

Annual Stockholders’ Meeting
Our annual stockholders’ meeting will be held at 9:30 a.m. (MDT) on
Thursday, May 19, 2005 at the Magnolia Hotel Ballroom,
817 Seventeenth Street, Denver, Colorado 80202

Transfer Agent
Mellon Investor Services LLC
Overpeck Center, 85 Challenger Road
Ridgefield Park, NJ, 07660-2108
1-800-851-9677
www.melloninvestor.com/isd

Independent Auditors
Deloitte & Touche LLP
Denver, Colorado 80202

Legal Counsel
Patton Boggs LLP
Denver, Colorado 80264

Reservoir Engineers
Netherland Sewell & Associates, Inc.
Dallas, Texas

Ryder Scott Company, L.P.
Denver, Colorado

Glossary

Bbl:	Barrel of oil
Bcf:	Billion cubic feet
Bcfe:	Billion cubic feet of gas equivalent
Boe:	Barrel of oil equivalent
Bopd:	Barrels of oil per day
Mcf:	Thousand cubic feet (of gas)
MMcf:	Million cubic feet
MMcfe:	Million cubic feet equivalent
MMcfe/d:	Million cubic feet equivalent per day
MMBtu:	Million British thermal units
MBoe:	Thousand barrels of oil equivalent
MMBoe:	Million barrels of oil equivalent
MBoe/d:	Thousand barrels of oil equivalent per day
MBbls:	Thousand barrels
MBbls/d:	Thousand barrels per day
MMBbls:	Million barrels
Tcf:	Trillion cubic feet

One barrel of oil is the energy equivalent of six Mcf of natural gas.

Non-GAAP Measure

Discretionary cash flow is computed as net loss plus depreciation, depletion, amortization and impairment expenses, deferred income taxes, exploration expenses, non-cash stock–based compensation, losses (gains) on sale of properties, and certain other non-cash charges. The non-GAAP measure of discretionary cash flow is presented because management believes that it provides useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Because discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies. For a reconciliation of discretionary cash flow for the years ended December 31, 2003 and 2004 to net income for those periods, refer to our Form 8-K filed March 11, 2005.

Forward Looking Statements

This report contains forward looking statements regarding Bill Barrett Corporation’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described in the Company’s accompanying From 10-K for the year ended December 31, 2004.

The Company has filed as exhibits to its Annual Report on Form 10-K for the fiscal Year ended December 31, 2004 the certifications of its Chief Executive Officer and Chief Financial Officer required by Section 302 of the Sarbanes-Oxley Act. Because the Company’s common stock first listed on the New York Stock Exchange in December 2004, the Company was not required to submit to the New York Stock Exchange during 2004 an Annual CEO Certification required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual.

Design: EnerCom, Inc. and Jane Rerecich; Photography: Berkeley-Lainson and Bill Barrett Corporation employees except where noted

1099 Eighteenth Street, Suite 2300
Denver, Colorado 80202
Telephone: 303-293-9100
Fax: 303-291-0420
www.billbarrettcorp.com